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                                                                    Exhibit 99.1
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                       SPSS INC. TO ACQUIRE SHOWCASE CORP.

Strategic acquisition expands sales channels, boosts professional services expertise, increases customer base and strengthens financial position

CHICAGO - Nov. 7, 2000 - In yet another move to bolster its position in the market for analytical customer relationship management (CRM) solutions, SPSS Inc. (Nasdaq: SPSS) signed an agreement to purchase ShowCase Corp. (Nasdaq:
SHWC), a leading provider of enterprise intelligence solutions. SPSS officials cite ShowCase's sales channel, professional services expertise, business intelligence (BI) technology, middle market customer base and complementary organization as reasons for the acquisition. Subject to review by regulatory agencies and shareholder approval, this transaction would be the third completed by SPSS in as many years to strengthen its position in this rapidly growing marketplace, and its largest acquisition to date.

The parties expect to conclude the acquisition in the quarter ending March 30, 2001 as a pooling of interests in which SPSS will issue one of its shares for every three shares of ShowCase common stock. Based on the price of SPSS on November 6, the transaction would be valued at approximately $94 million. According to published estimates, the newly combined entity would have revenues of approximately $210 million in 2000. SPSS management expects the acquisition to be non-dilutive in 2001 with revenue growth of between 21 and 23 percent.

"SPSS is a leader in analytical solutions which enable organizations to develop more profitable customer relationships," said Jack Noonan, SPSS president and CEO, "and we expect this key acquisition to move SPSS ahead in the marketplace, faster. ShowCase adds to the number of capable people we have selling and implementing our analytical solutions, broadens our technology, opens us to a new, solid customer base, brings new management talent and improves our cash position."

Noonan continued, "The analytical CRM marketplace is growing rapidly, by at least 50 percent per year, so we must move quickly to increase our share of it. We are making good progress on internal efforts to transform our sales force, expand our professional services capacity and scale our technology. We are augmenting these efforts with critical acquisitions, like our 1998 purchase of Integral Solutions Ltd. (ISL), which brought us data mining know-how and technology, and our 1999 acquisition of Vento Software, which brought us business performance measurement technology and essential professional services expertise. ShowCase can be another important contributor to developing our analytical CRM capabilities. As a result, we expect this acquisition to be a key factor in continuing the rapid growth of our analytical solutions business."

ShowCase develops data repository tools and business intelligence solutions for the middle market, comprised of companies and divisions with 500 to 5,000 employees. The company has historically delivered solutions operating on AS/400 computing systems but has recently broadened its offerings to run on the Windows NT platform as well. The AS/400 and Windows NT are computing systems for mid-size businesses.

ShowCase STRATEGY is the company's complete solution for data storage and business intelligence. ShowCase also provides the ShowCase Enterprise Information Portal (EIP), an integrated Web content management and business intelligence solution that helps companies solve their strategic business
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information needs. More than 2,000 customers in 50 countries throughout the world use ShowCase solutions.

"This agreement benefits all the main stakeholders: customers, shareholders and employees," said Ken Holec, president and CEO of ShowCase. "Combining the strengths of ShowCase and SPSS will accelerate our delivery of CRM analytic solutions, bringing more products to customers and prospects just as the CRM Analytics and AS/400 markets are poised for explosive growth. A history of strong balance sheets and earnings, paired with this future market growth potential, will greatly benefit our shareholders. And our customers can now add the predictive capabilities of SPSS data mining to the measurement capabilities of ShowCase analytics. Employees will enjoy pooling expertise and resources to deliver better solutions faster and will benefit from greater career opportunities in a larger organization. The interaction of the organizations will be facilitated by a common culture that values employee innovation and dedication."

"SPSS has wisely recognized that the most prudent method for establishing strong positions in emerging markets is to leverage existing technologies with complementary people, institutional knowledge and tools from other companies," said Robert Moran, Aberdeen Group research vice president and managing director. "This acquisition is evidence that the company is continuing to round out its technology suite and smoothing the transition for current and future customers for analytical CRM and related disciplines."

"SPSS and ShowCase have complementary capabilities, market focus and technologies," said Noonan. Underscoring that point, he elaborated upon the following synergies between the companies:

Both SPSS and ShowCase are historically strong in the retail, manufacturing and consumer packaged goods vertical markets. The newly combined company will also go to market through other SPSS vertical business units: telecommunications, healthcare, banking, finance, insurance, market research and the public sector.

ShowCase's professional services expertise in data access and extraction (ETL) provides the know-how for building data repositories, a critical element within analytical CRM solutions and an area that the current SPSS professional services organization is working to develop.

Complementary organizations mean that SPSS can augment its staff in key areas. In particular, ShowCase employees with enterprise sales experience will join and significantly expand the SPSS field sales force, including the addition of a number of sales engineers. This acquisition will increase the size of the SPSS enterprise sales staff by roughly 60 percent.

Today, there is very little data mining penetration in the middle market. The ShowCase customer base and target market represent a large opportunity for SPSS analytical solutions and data mining products.

ShowCase's business intelligence reporting suite, when combined with SPSS prediction capabilities, delivers both historical and future views of customers and their behavior. The newly combined company will offer various combinations of reporting and predictive modeling capabilities based upon proprietary technology and combined with technology from strategic partners, such as Hyperion Solutions, whose Essbase for the AS/400 product is marketed by ShowCase today.

Mark Battaglia, SPSS executive vice president, corporate marketing, noted, "In addition to increasing our professional services capacity, this acquisition strengthens CustomerCentric, our flagship analytical CRM
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solution, by adding technology that extends the current offering. ShowCase augments our current ETL capabilities with specialized technology for certain computing platforms. With Hyperion's Essbase, we expect to add scalable enterprise reporting to CustomerCentric and extend the benefits of analytics to more people. And, with the addition of Xpedio content management, we will be able to more fully support marketing campaigns by storing and delivering personalized content, such as product information and offers, in real-time, based on the predictive models created by our data mining software."

Battaglia continued, "Because of the previous partnering arrangement we had with ShowCase, we learned of important ways our technologies could combine to yield additional benefits. For example, ShowCase's reporting technology can add functionality to various SPSS data mining and statistical analysis products, while SPSS deployment technology can add a new dimension to ShowCase's BI reporting offerings. We look forward to providing more details about our joint product plans after the deal is completed."

The acquisition also expands the SPSS customer base in the middle market, where the company can capitalize on the rapid rate at which AS/400 users are adopting business intelligence solutions. According to Dataquest, the market for business intelligence software for the AS/400 platform is currently at $1.9 billion and will measure $7.0 billion by 2002. SPSS products currently run on the AS/400-compatible AIX and Windows NT platforms, and work is under way to make these products available on the AS/400 in native mode.

"This is great news for the market," said Jeff Rodek, CEO of Hyperion. "Both SPSS and ShowCase offer solutions that enable organizations to get more information out of their data - and this merger will enhance and expand those solutions. Hyperion has strong existing relationships with both organizations and we look forward to extending our alliance with the combined company. We are expecting to aggressively expand our referral relationship for sales opportunities and to have SPSS use Hyperion EssShowCasee in a range of applications. In addition, we are looking at incorporating SPSS data mining technology into our OLAP engine."

The total number of employees for the combined company will be almost 1,300. These additions will fill key openings at SPSS and include members of ShowCase's sales, marketing, development and professional services staff, as well as key management personnel.

"Along with providing these additions of human capital, customers and technology, the ShowCase acquisition should also positively affect our financial performance," said Edward Hamburg, SPSS Inc.'s Chief Financial Officer. "They have a great balance sheet and recently re-established an impressive rate of revenue growth. The combined company could have almost $30 million in cash even after absorbing transaction and restructuring costs, which would give us additional operational flexibility and opportunities for growth. We would further benefit from the higher top-line growth, perhaps pushing us over the 20 percent mark in 2001 and approaching 25 percent as early as 2002."

"Our primary task will be to expand upon ShowCase's return to profitability and integrate them to work within our operating model," Hamburg stressed. "Sufficient synergies and cost savings appear to exist to enable us to meet current published earnings estimates for 2001; extended analysis indicates that this acquisition could become accretive in the following year."

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Safe Harbor for forward-looking statements: The statements in this news release relating to anticipated revenues and whether the transaction will be non-dilutive involve known and unknown risks and uncertainties, which
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may cause the combined company's actual results in future periods to be materially different from any performance suggested in this release. Such factors may include, but may not necessarily be limited to, the ability to achieve material cost savings in the merged business and market conditions. Also, SPSS' ability to integrate SPSS' and ShowCase's operations can have an impact on financial performance. In the context of forward-looking information in this news release, reference is made to the discussion of risk factors detailed in SPSS' and ShowCase's filings with the Securities and Exchange Commission during the past 12 months.

About SPSS Inc.

SPSS Inc. enables organizations to develop more profitable customer relationships by providing analytical solutions that discover what customers want and predict what they will do. The company delivers analytical solutions at the intersection of customer relationship management and business intelligence. SPSS analytical solutions integrate and analyze market, customer and operational data in key vertical markets worldwide, including telecommunications, healthcare, banking, finance, insurance, manufacturing, retail, consumer packaged goods, market research and the public sector.

Headquartered in Chicago, SPSS has more than 40 offices, over 900 employees and 1999 revenues of $142 million. The company also has won the following awards:
No. 77 on Forbes 2000 list of the "200 best small companies" and as the 22nd most profitable company on the Nasdaq exchange by Equities magazine; 1999 World Class Solution award in business intelligence and named "best decision support system for business intelligence" in the 1999 RealWare award competition; No. 14 in DM Review's 1999 Data Warehouse Top 100; placed No. 16 on the 2000 Softo letter 100, a ranking of the top 100 personal computer software companies in the United States; No. 115 in the 2000 Software 500, a ranking of the world's largest software vendors by Software Magazine; and listed on Working Mother magazine's 100 Best Companies for Working Mothers for 2000. For more information, visit www.spss.com.

About ShowCase Corporation

ShowCase Corporation provides Enterprise Intelligence solutions to help companies discover and seize business opportunities in an evolving global marketplace. ShowCase offers the first integrated Web content management and business intelligence solution to help companies solve their strategic business information needs. Through a worldwide team, ShowCase offers reporting and analytic solutions in areas such as financial management and customer relationship management (CRM). The ShowCase Web site can be found at www.ShowCaseCorp.com.

Hyperion and Essbase are registered trademarks of Hyperion Solutions Corp.